Exhibit 2.1

FORECLOSURE SALE AGREEMENT

This Foreclosure Sale Agreement (the “Agreement”) is made as of October 4, 2012, by and between ISC8 Inc., a Delaware corporation (the “Buyer”) and GF AcquisitionCo 2012, LLC, a Delaware limited liability company (the “Seller”).

Recitals

A. Bivio Networks, Inc., a Delaware corporation (“Debtor” and sometimes referred to herein as “Bivio”) and its wholly-owned subsidiary, Bivio Networks Europe Limited, an United Kingdom corporation (“Debtor Sub” and together with Bivio, the “Debtor Companies”) are engaged in the business of researching, developing, designing, manufacturing, producing, marketing, selling and distributing cybersecurity software products and systems for data retention and analytics and content control, marketed and sold by the Debtor Companies under the brand names NetFalcon and Network Content Control Systems (NCCS), as such business is conducted anywhere in the world by the Seller and its subsidiaries immediately prior to the date of this Agreement, subject to any changes on or prior to the Closing in accordance with Section 5.2 herein (the “Business”).

B. As of April 23, 2010, Bivio and Silicon Valley Bank (“SVB”) entered into that certain Amended and Restated Loan and Security Agreement (as amended from time to time collectively referred to as the “Loan Agreement”), and pursuant to the Loan Agreement, SVB advanced loans to Debtor and Debtor owes SVB approximately Four Million Eight Hundred Seven Thousand Two Hundred Eighty Four and 74/100 Dollars ($4,807,284.74), excluding any interest, costs, expenses and professional fees, under the Loan Agreement.

C. In order to secure the prompt payment and performance of all obligations owing by Debtor to SVB under the Loan Agreement (all of such obligations with respect to the loan and under the Loan Agreement and related documents are collectively referred to herein as the “Obligations”), Debtor granted to SVB a blanket security interest in substantially all of Debtor’s property, including, without limitation, all intellectual property (the “Collateral”). SVB’s security interest in the Collateral was perfected by the filing of that certain UCC Financing Statement with the Delaware Secretary of State filed as number 2010 2402208, as amended by Amendment filed as number 2010 4015545 (the “Financing Statement”).

D. Commencing in about December 2011, SVB notified Debtor that events of default had occurred under the Loan Agreement.

E. Debtor, at the direction of its board of directors and with the approval of SVB, has engaged in the marketing of the Debtor and/or its assets for a prompt sale. Debtor is in default of its obligations under the Loan Agreement, and the Obligations are now due and payable.

F. SVB has entered into a Non-Recourse Loan Document Sale and Assignment Agreement with Seller pursuant to which Seller has acquired the Loan Agreement and related documents and SVB’s right thereunder from SVB.

G. Seller has the right to enforce all of its remedies against Debtor and the Collateral, and Seller has elected to conduct a foreclosure sale of certain of the Collateral.

H. Subject to the terms and conditions of this Agreement, the Buyer has agreed to purchase from Seller, and Seller has agreed to sell to the Buyer, all of Seller’s and Debtor’s right, title and interest in the Purchased Assets (defined below).

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. For the purposes of this Agreement and the Officer Certificate:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means, collectively, the Transition Services Agreement, the Bill of Sale, the Supply Agreement, the Assignment and Assumption Agreement and the IP Assignments.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in New York (USA) are closed either under applicable Law or action of any Governmental Authority.

“Business Products” means each of the products and services currently produced, manufactured, marketed, licensed, sold, furnished or distributed by the Debtor Companies which is related to the Business, other than Excluded Products.

“Classified Contract” shall have the meaning ascribed to that term in Subpart 4.401 of the FAR as defined from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any confidential information, in whatever form or medium, concerning the business or affairs of the Business.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any contract, purchase order, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“Debtor Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) for the benefit of any Hired Employee or any ERISA Affiliate employed or formerly employed or otherwise retained or formerly retained in the operation of the Business, or with respect to which the Debtor Companies or any ERISA Affiliate has or may have any Liability in connection with or relating to the Business, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “pension plan” as defined in Section 3(3) of ERISA (“Pension Plan”) and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by the Debtor Companies or any ERISA Affiliate (or that has been maintained or contributed to in the last six years by the Debtor Companies or any ERISA Affiliate) for the benefit of any Hired Employee or any ERISA Affiliate employed or formerly employed or otherwise retained or formerly retained in the operation of the Business, or with respect to which the Debtor Companies or any ERISA Affiliate has or may have any Liability in connection with or relating to the Business.

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, preference, priority, right of first refusal, condition, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person that, together with the Seller, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Products” means each of the products and services currently produced, manufactured, marketed, licensed, sold, furnished or distributed by the Debtor Companies which is related to the Deep Packet Inspection application platform business.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

“Government Contract” means any Contract related to funding or to the supply of goods or services of the Debtor between such Debtor and a Governmental Authority or such Debtor and a third party relating to a Contract between the third party and a Governmental Authority, as the case may be.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities and (c) all Indebtedness of others referred to in clauses (a) and (b) hereof guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), (iv) to grant an Encumbrance on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed, or (v) otherwise to assure a creditor against loss.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications and all other corresponding rights; (d) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (f) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (g) all databases and data collections; (h) all other proprietary rights; and (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Internally Used Shrinkwrap Software” means software licensed to the Debtor Companies or either of them under generally available retail shrinkwrap or clickwrap licenses and used in the Debtor Companies’ business, but not incorporated into software, products or services licensed or sold, or anticipated to be licensed or sold, by the Debtor Companies to customers or otherwise resold or distributed by the Debtor Companies.

“IRS” means the Internal Revenue Service and, to the extent relevant, the Department of Treasury.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge” means, with respect to the Seller, the actual knowledge of Scott Reed as of the date of this Agreement.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance or code.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Loss” means any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, Liability, Tax, Encumbrance or other cost or expense whatsoever, whether or not involving the claim of another Person.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on the Business, Purchased Assets, Assumed Liabilities, financial condition, operating results or operations of the Business, taken as a whole; provided, however, that the following shall not be deemed by itself to constitute a Material Adverse Effect: effects caused by changes or circumstances affecting general market conditions in the U.S. or foreign economies or which are generally applicable to the industry in which the Business operates.

“Permitted Encumbrances” means (a) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the ordinary course of the Business for sums not yet due and payable and that do not impair the conduct of the Business or the present or proposed use of the affected property or asset, and (b) statutory liens for current real or personal property Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Interim Balance Sheet.

“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax” means (a) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that the Debtor Companies are liable to pay by Law, by Contract or otherwise, whether or not disputed.

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 1.2 Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.

ARTICLE 2

THE TRANSACTION

Section 2.1 Purchase and Sale of Purchased Assets. Pursuant to § 9610 of the California Commercial Code and in accordance with the provisions of this Agreement and except for the Excluded Assets as set forth in Section 2.2, at the Closing, the Seller will irrevocably sell, convey, assign, and transfer to the Buyer, and the Buyer will purchase and acquire from the Seller, all right, title and interest of the Seller and the Debtor, free and clear of Seller’s security interest and any security interest subordinate thereto, in and to all of the properties and assets of every kind and description, whether real, personal or mixed, tangible or intangible, and wherever located, used or held for use in connection with, necessary for or relating to the Business (collectively, the “Purchased Assets”) “as is”, “where is”, without recourse other than as provided and limited in Article 9 of this Agreement, and without representations or warranties of any kind, express or implied, including, without limitation, any warranties as to title, possession, existence, quiet enjoyment, noninfringement, merchantability, value, useful life, fitness for intended use, or similar representations and warranties, other than the representations and warranties set forth in Section 3 of this Agreement, including the following, to the extent such assets exist:

(a) all notes and accounts receivable of the Business arising from the conduct of the Business after the Closing Date, including all trade accounts receivable and other rights to payment from customers, and the full benefit of all security for such accounts or rights to payment, including such receivables as set forth on Schedule 2.1(a);

(b) all inventories used or held for use in connection with, or relating to the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used in the production of finished goods, including such inventory as set forth on Schedule 2.1(b) (“Inventory”);

(c) all rights, including Intellectual Property rights, in and to products sold or leased in connection with, or related to, the Business (including products hereafter sold, returned or repossessed and all rights of rescission, replevin, reclamation and rights to stoppage in transit) and all Intellectual Property owned, created, acquired, licensed or used by the Debtor that is used in connection with or related to the Business at any time prior to and through the Closing Date (collectively, the “Purchased Intellectual Property”), and all other intangible rights, including all goodwill associated with the Business or the Purchased Assets, including the Intellectual Property set forth in Schedule 2.1(c);

(d) all rights, including Intellectual Property rights, in and to products under research and development in connection with the Business prior to the Closing;

(e) all machinery, equipment, furniture, furnishings, computer hardware and software, materials, vehicles, tools, dies, molds and other items of tangible personal property of every kind and wherever located, used or held for use in connection with or related to the Business and the full benefit of all express or implied warranties by the manufacturers or sellers or lessors of any item or component part thereof, including all of the assets set forth on Schedule 2.1(f);

(f) the shares of the capital stock of Debtor Sub, whether certificates for such shares held by the Seller or held by the Debtor at Debtor’s California place of business or elsewhere;

(g) all Governmental Authorizations and all pending applications therefore or renewals thereof, in each case relating to the Business and to the extent transferable to the Buyer;

(h) all books, records, files, studies, manuals, reports and other materials (in any form or medium) related to the Business that are not part of any Classified Contract, including all advertising materials, catalogues, price lists, mailing lists, distribution lists, client and customer lists, referral sources, supplier and vendor lists, purchase orders, sales and purchase invoices, correspondence, production data, sales and promotional materials and records, purchasing materials and records, research and development files, records, data and laboratory books, Intellectual Property disclosures, manufacturing and quality control records and procedures, service and warranty records, equipment logs, operating guides and manuals, drawings, product specifications, engineering specifications, blueprints, financial and accounting records, litigation files, personnel and employee benefits records related to employees of Debtor engaged in the Business to the extent transferable under applicable Law, and copies of all other personnel records to the extent the Seller and Debtor are legally permitted to provide copies of such records to the Buyer; in each case, to the extent relating to the Business;

(i) all rights and interests under all certificates for insurance, binders for insurance policies and insurance under which the Debtor, the Business or any of the Purchased Assets is or has been insured, to the extent such rights or interests arise from or relate to any of the Assumed Liabilities or any casualty or Liability affecting the Business or any of the other Purchased Assets; and

(j) all rights relating to deposits and prepaid expenses received by the Debtor, and claims by the Debtor for refunds and rights of offset, in each case in connection with or relating to the Business that are not excluded under Section 2.2(g), including those set forth on Schedule 2.1(l) (which Schedule shall be updated as of the day immediately preceding the Closing Date).

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement does not include the assumption of any Liability related to the Purchased Assets unless the Buyer expressly assumes that Liability pursuant to Section 2.3.

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, the following assets of the Debtor (collectively, the “Excluded Assets”) are excluded from the Purchased Assets:

(a) all cash or cash equivalents and all notes and all outstanding accounts receivable of the Debtor as of the Closing Date, except for items included under Section 2.1(j);

(b) any bank or brokerage accounts of the Debtor;

(c) original copies of all minute books, non-classified records, stock ledgers and Tax records of the Debtor, and any other materials that the Debtor or its subsidiaries (other than Debtor Sub) are required by Law to retain;

(d) the shares of the capital stock of the Debtor and its subsidiaries (except as set forth in Section 2.1(f) above);

(e) all certificates for insurance, binders for insurance policies and insurance, and claims and rights thereunder and proceeds thereof, other than as described in Section 2.1(i);

(f) all claims for refund of Taxes and other governmental charges of whatever nature arising out of the Debtor’s operation of the Business or ownership of the Purchased Assets prior to the Closing;

(g) all rights of the Debtor under this Agreement, the Ancillary Agreements and any other documents, instruments or certificates executed in connection with the transactions contemplated by this Agreement;

(h) any Intellectual Property not related to the Business, including the Intellectual Property identified on Schedule 2.2(h) (the “Excluded Intellectual Property”); and

(i) for the avoidance of doubt, all business, assets, Intellectual Property and other property of the Seller or Debtor and their Affiliates that are not included in the Business, including those related to the Deep Packet Inspection application platform business of Debtor.

Section 2.3 Assumed Liabilities. In accordance with the provisions of this Agreement, at the Closing, the Buyer will assume and pay, perform and discharge when due only the following Liabilities of the Debtor (collectively, the “Assumed Liabilities”): (a) the Buyer may enter into an agreement with Debtor to assume all Liabilities related to the Hired Employees arising after the Closing and with respect to the Hired Employees, the Buyer will honor vacation balances for accrued but unused vacation at Debtor, and will allow the Hired Employees to use such vacation or pay it upon termination; and (b) the Buyer assumes all Liabilities of the Debtor Companies arising after the Closing under the Included Contracts (i) as of the date of this Agreement or (ii) that are entered into by the Debtor Companies after the date of this Agreement in accordance with Section 5.2 (except, in each case, for any Liability arising out of or relating to (x) any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Contract or (y) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure), and (c) the Buyer assumes the liabilities arising out of the Purchased Assets and the operation of the Business from and after the Closing Date.

Section 2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement or any other writing to the contrary, and regardless of any information disclosed to the Buyer or any of its Affiliates or representatives, the Buyer does not assume and has no responsibility for any Liabilities arising out of or relating to any Excluded Asset or any Liabilities of the Seller other than the Assumed Liabilities specifically listed in Section 2.3 (such unassumed Liabilities, the “Excluded Liabilities”).

Section 2.5 Consideration. As consideration for the transactions contemplated by this Agreement (the “Purchase Price”), the Buyer shall pay to the Seller $600,000 in cash and a warrant to purchase 1,000,000 shares of the common stock of the Buyer (the “Buyer Warrant”) as follows:

(a) at the Closing, the Buyer shall pay to the Seller $600,000 in cash (the “Cash Price”); and

(b) on the date of this Agreement the Buyer is issuing the Buyer Warrant to the Seller as an advance partial payment of the Purchase Price (“Advance Partial Payment”).

As consideration for the Advance Partial Payment on the date of this Agreement, Seller shall deliver to Buyer a certificate by the Debtor’s chief executive officer, disclosing certain financial information and making certain representations and warranties in the form of an Officer Certificate (the “Officer Certificate”)

Section 2.6 Allocation of Purchase Price and Assumed Liabilities. The Purchase Price and Assumed Liabilities will be allocated in accordance with Schedule 2.6 to this Agreement. After the Closing, the parties will make consistent use of the allocation, fair market values and useful lives specified in Schedule 2.6 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Within 90 days after the date the Purchase Price is determined, the Buyer will prepare and deliver IRS Form 8594 to the Seller to be filed with the IRS. Any adjustment to the Purchase Price will be allocated in accordance with Section 1060 of the Code. In any Proceeding related to the determination of any Tax, neither the Buyer nor the Seller will contend or represent that such allocation is not a correct allocation.

Section 2.7 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of the counsel for Seller, Butzel Long, 150 W. Jefferson, Suite 100, Detroit, MI 48226, at 10:00 a.m., local time, on the date which is no later than the earlier of October 31, 2012 or one (1) Business Day after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions which by their nature are to be satisfied at the Closing), or at such other time and place as the Buyer and the Seller may agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.8 Closing Deliveries.

(a) At the Closing, the Seller will deliver or cause to be delivered to the Buyer:

(i) [omitted];

(ii) a Transition Services Agreement by and between the Buyer and the Debtor (the “Transition Services Agreement”) acceptable to the Buyer;

(iii) a bill of sale in substantially the form of Exhibit C (the “Bill of Sale”) executed by Seller;

(iv) an assignment and assumption agreement by and between the Buyer and Debtor in substantially the form of Exhibit D (the “Assignment and Assumption Agreement”) acceptable to the Buyer;

(v) assignments of all Purchased Intellectual Property in substantially the forms of Exhibits E-1 and E-2 (collectively, the “IP Assignments”) executed by the Seller;

(vi) the supply agreement for Bivio B7000 platforms by and between Debtor and the Buyer, acceptable to the Buyer (the “Supply Agreement”);

(vii) a certificate in the form of Exhibit H, dated as of the Closing Date, executed by the Seller confirming the satisfaction of the conditions specified in Sections 6.1;

(viii) a receipt for the Cash Price, in form reasonably satisfactory to the Buyer;

(ix) stock certificate in the Debtor Sub (the “UK Stock Transfer”);

(x) such other documents, instruments and agreements as the Buyer reasonably requests for the purpose of consummating the transactions contemplated by this Agreement as set forth in section 5.1(a);

(xi) the Officer Certificate updated as of the Closing Date; and

(xii) a certificate in commercially reasonable form confirming and verifying Seller’s representations and warranties set forth in Section 3.1 of this Agreement.

(b) At the Closing, the Buyer will deliver or cause to be delivered to the Seller:

(i) by wire transfer of immediately available funds to an account designated by the Seller in writing no later than five Business Days prior to the Closing Date, the Cash Price;

(ii) the Bill of Sale and the IP Assignments, if any, that call for a signature by the Buyer;

(iii) [omitted];

(iv) a certificate, in the form of Exhibit K, dated as of the Closing Date, executed by the Buyer confirming the satisfaction of the conditions specified in Sections 6.2;

(v) the Supply Agreement, executed by the Buyer; and

(vi) [omitted];

(vii) such other documents, instruments and agreements as the Seller reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 3 are true and correct, except as set forth on the disclosure schedule delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Disclosure Schedule”):

Section 3.1 Organization and Good Standing. The Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, having all requisite company power and authority to execute, deliver, and perform the transactions contemplated hereby.

Section 3.2 Authority and Enforceability.

(a) Seller has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary company action on the part of Seller. Seller has duly and validly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) Seller has all requisite company power and authority to execute and deliver each Ancillary Agreement to which it is a party and to perform its obligations under each such Ancillary Agreement. The execution, delivery and performance of each Ancillary Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary company action on the part of the Seller. On or prior to the Closing, Seller will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. Upon execution and delivery, each Ancillary Agreement to which Seller is a party will constitute the valid and binding obligation of the Seller executing such, enforceable against the Seller in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 3.3 No Conflict. Except as set forth on Section 3.3 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, will require Seller to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

Section 3.4 Operation of the Business. To Seller’s knowledge, since January 1, 2010, the Debtor has conducted the Business only through the Debtor Companies and possibly another Italian Affiliate (and not through any other divisions or any other direct or indirect subsidiaries or Affiliates of the Debtor Companies); provided, however, that the Buyer agrees and acknowledges that Seller has made no investigation whatsoever of this matter and that the Buyer has engaged in its own due diligence process to satisfy itself on this fact.

Section 3.5 Security Interest; Foreclosure Rights. (a) Seller has a valid, enforceable and perfected first priority lien upon and security interest in Debtor’s rights and interest in the Purchased Assets; (b) one or more defaults under the Loan Agreement have occurred and are continuing; (c) Seller has not amended or modified the Loan Agreement so as to limit its right to enter into this Agreement with the Buyer to sell and convey Debtor’s rights and interest in the Purchased Assets; and (d) Seller has the right and is entitled to enforce its security interest by foreclosure sale, and has taken all steps required under the Loan Agreement and applicable law, or otherwise has obtained a waiver of the right to notice from all parties entitled to such notice, for such sale to transfer to the Buyer all of Debtor’s rights and interest in the Purchased Assets, free and clear of the lien of Seller and any lien subordinate to the lien of Seller pursuant to California Commercial Code §9617(a) and (b).

Section 3.6 Leased Real Property.

(a) The Seller will not convey any real property to the Buyer under this Agreement.

(b) Section 3.12(b) of the Disclosure Schedule sets forth a list (by street address of the subject leased real property, the date, parties and term of the lease) of real property that, to Seller’s Knowledge, is leased or otherwise occupied by Debtor in connection with the Business (the “Leased Real Property”), and identifies and agreement (of which there are none) between Seller and any landlord of the Leased Real Property allowing Seller to enter and occupy the Leased Real Property for purposes of removing the Purchased Assets, provided, however, that the Buyer agrees and acknowledges that Seller has made no investigation whatsoever of this matter and that the Buyer has engaged in its own due diligence process to satisfy itself on this fact.

Section 3.7 [Omitted]

Section 3.8 Brokers or Finders. Neither the Seller, nor any Person acting on behalf of the Seller has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

Section 3.9 Disclosure. No representation or warranty of the Seller in this Agreement, and no statement made by the Seller in the Disclosure Schedule, the Ancillary Agreements to which it is a party, or any certificate, instrument or other document delivered by or on behalf of the Seller pursuant to this Agreement or any Ancillary Agreement to which it is a party, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

Section 3.10 Lien Perfection; Validity. (a) Seller’s lien upon and security interest in Debtor’s rights and interest in all or any part of the Purchased Assets is not, and shall not be, subject to avoidance or recovery as a preferential transfer under Section 547 of the Bankruptcy Code, Section 1800 of the California Code of Civil Procedure, Section 7387 of Title 10 of the Delaware Code, or other applicable law (“Avoidance Action”); (b) the sale to Buyer of the Purchased Assets pursuant to this Agreement is not, and shall not be, subject to avoidance or recovery pursuant to such Avoidance Action; and (c) Buyer shall not be subject to any claim or action for Damages pursuant to any Avoidance Action based on the sale of the Purchased Assets under this Agreement.

Section 3.11 Legal Proceedings. There are no pending Proceedings (a) by or against Seller that relate to the Loan Agreement or related documents or related to or could reasonably be expected to affect the Business or the Purchased Assets, (b) to the Seller’s Knowledge, by or against any of the directors or officers of the Seller in their capacities as such and that relate to the Loan Agreement or related documents or that relate to or could reasonably be expected to affect the Business, the Purchased Assets or the Assumed Liabilities or (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Seller’s Knowledge, no such Proceeding has been threatened.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 4 are true and correct, except as set forth on the disclosure schedule delivered by the Buyer to the Seller concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”):

Section 4.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 4.2 Authority and Enforceability. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such the Buyer. The Buyer has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Buyer will have duly and validly executed and delivered each Ancillary Agreement to which the Buyer is a party. This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the each of the Buyer is a party will constitute, the valid and binding obligation of the Buyer, as applicable, enforceable against the Buyer in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 4.3 No Conflict. Neither the execution, delivery and performance by each of the Buyer of this Agreement and each Ancillary Agreement to which the Buyer is a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will: (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Buyer under (i) the certificate of incorporation or bylaws of such Buyer or other applicable charter or organizational documents or any resolution adopted by the stockholders or board of directors of the Buyer, (ii) any Contract to which the Buyer is a party or by which such Buyer is bound or to which any of its properties or assets is subject or (iii) any Law, Judgment or Governmental Authorization applicable to such Buyer or any of its properties or assets; or (b) require the Buyer to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a) and (b) in any case that would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the ability of such Buyer to perform its obligations under this Agreement or on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

Section 4.4 Legal Proceedings. There is no Proceeding pending or, to the Buyer’s knowledge, threatened, against the Buyer that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 4.5 Brokers or Finders. Neither the Buyer nor any Person acting on their behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

Section 4.6 Valid Issuance of Buyer Common Stock. The Buyer Warrant has been duly authorized and validly issued, and, when issued in accordance with the terms and conditions of the Buyer Warrant, the shares of the Buyer’s common stock issuable under the Buyer Warrant will be duly authorized, validly issued, fully paid, and non-assessable and will not be subject to any preemptive rights or any Encumbrance not created by the applicable holder.

Section 4.7 Availability of Funds. The Buyer will at Closing have sufficient funds to pay the Cash Price specified in Section 2.5 hereof.

ARTICLE 5

COVENANTS

Section 5.1 Consents and Filings; Reasonable Efforts; Notification.

(a) After Closing, Seller will use commercially reasonable efforts to amend the Financing Statement filed with the Delaware Secretary of State to delete the Purchased Assets from its collateral description and shall execute and deliver to the Buyer whatever other documents are reasonably necessary to evidence to any other governmental or regulatory filing agency the release of Seller’s security interest and conveyance of the Debtor’s title in the Purchased Assets. Buyer’s counsel shall prepare and deliver to Seller for its approval all documents reasonably necessary to terminate Seller’s security interest and shall thereafter file such documents on Seller’s prior written approval to do so. The Buyer shall bear any expense incurred in dealing with any domestic or foreign government or regulatory agency in transferring Debtor’s right, title and interest in any of the Purchased Assets.

(b) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Seller and the Buyer shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereunder or otherwise limit the right of the Buyer or its Affiliates to own or operate all or any portion of the Business or Purchased Assets. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Buyer and the Seller shall promptly consult with each other to provide any necessary information with respect to (and, in the case of correspondence, provide the other party copies of), all filings made by such party with any Governmental Authority or any other information supplied by such party to, or correspondence with a Governmental Authority in connection with this Agreement and the transactions contemplated hereby. The Buyer and the Seller shall promptly inform each other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If any of the Buyer or Seller or any of their respective Affiliates receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall use commercially reasonable efforts to make, or cause to be made, promptly and after consultation with the other party, an appropriate response in compliance with such request.

(c) Until the Closing, the Seller will give prompt notice to the Buyer of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of the Seller contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Closing, (b) any failure to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by the Seller under this Agreement and (c) the failure of any condition precedent to the Buyer’s obligations under this Agreement. No notification pursuant to this Section 5.1 will be deemed to amend or supplement the Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Buyer, including pursuant to Article 7 or Article 9.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1 Conditions to the Obligation of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Buyer, in whole or in part):

(a) Accuracy of Representations and Warranties. The representations and warranties of the Seller in this Agreement and the Debtor in the Officer Certificate must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date, except that (i) the representations and warranties set forth in Section 3.2 (Authority and Enforceability) and Section 3.4 (Financial Statements) of this Agreement, and each of the Seller’s and Debtor’s representations and warranties that is qualified as to materiality or contains terms such as “Material Adverse Effect” must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date, and (ii) any representation or warranty of the Seller or the Debtor which speaks as of the date of this Agreement or any other specific date must have been true and correct in all respects as of such date;

(b) Performance of Covenants. All of the covenants and obligations that the Seller is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all respects;

(c) Consents. Each of the Governmental Authorizations and Consents listed in Section 6.1(c) of the Disclosure Schedule (the “Required Consents”) must have been obtained and must be in full force and effect, and all applicable waiting periods, if any, shall have expired or been terminated;

(d) No Action. There must not be in effect, published, introduced or otherwise formally proposed any Law or Judgment, and there must not have been commenced or threatened any Proceeding, that in any case could (i) prevent, make illegal or restrain the consummation of, or otherwise materially alter, any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(e) No Material Adverse Effect. Since the date of this Agreement, there must not have been any Material Adverse Effect; and

(f) Transaction Documents. The Seller must have delivered or caused to be delivered each item that Section 2.8(a) requires it to deliver.

Section 6.2 Conditions to the Obligation of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

(a) Accuracy of Representations and Warranties. The representations and warranties of the Buyer in this Agreement must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties), except for the Buyer’s representations and warranties set forth in Section 4.2 (Authority and Enforceability) and representations that are qualified as to materiality, each of which must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date, and except to the extent any representation or warranty of the Buyer speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date;

(b) Performance of Covenants. All of the covenants and obligations that the Buyer is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);

(c) Consents. Each of the Governmental Authorizations and Consents listed in Section 6.1(c) of the Disclosure Schedule must have been obtained and must be in full force and effect;

(d) Payment. The Buyer shall have paid by wire transfer of immediately available funds to an account designated by the Seller in writing no later than five Business Days prior to the Closing Date, the Cash Price.

(e) No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement; and

(f) Transaction Documents. The Buyer must have delivered or caused to be delivered to the Seller each item that Section 2.8(b) requires it to deliver.

ARTICLE 7

TERMINATION

Section 7.1 Termination Events. This Agreement may, by written notice given before or at the Closing, be terminated:

(a) by mutual consent of the Buyer and Seller;

(b) by the Buyer (so long as the Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any of the Seller’s representations, warranties, covenants or agreements contained in this Agreement or in any representation or warranty contained in the Officer Certificate which would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and which breach has not been cured or cannot be cured within 30 days after the notice of the breach from the Buyer;

(c) by the Seller (so long as no Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any of the Buyer’s representations, warranties, covenants or agreements contained in this Agreement, which would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which breach has not been cured or cannot be cured within 30 days after the notice of breach from any Seller;

(d) by the Buyer if there has been a Material Adverse Effect.

(e) by either the Buyer or the Seller if any Governmental Authority has issued a nonappealable final Judgment or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(f) by the Buyer or the Seller if the Closing has not occurred (other than through the failure of such party to comply fully with its obligations under this Agreement) on or before October 31, 2012.

Section 7.2 Effect of Termination. Each party’s rights of termination under Section 7.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any party or its Affiliates, except that (a) Sections 3.8 (Brokers or Finders), 8.3 (Confidentiality), 8.4 (Public Announcement), Article 10 (General Provisions) (except for Section 10.10 (Specific Performance)) and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 8

ADDITIONAL COVENANTS

Section 8.1 Tax Matters. The Buyer shall pay in a timely manner all applicable sales, use, transfer, conveyance, documentary, recording, notarial, value added, excise, registration, stamp, gross receipts and similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Ancillary Agreements, including expenses and fees relating to registering Purchased Intellectual Property in the name of the Buyer or its designee, regardless of whether such Transfer Taxes, expenses and fees are imposed by Law on the Buyer, the Purchased Assets or any Seller. The Buyer shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes, provided that the Seller will be permitted to prepare and file any such Tax Returns that are the primary responsibility of the Seller under applicable Law.

Section 8.2 [omitted].

Section 8.3 Confidentiality.

(a) The parties agree to abide by the exclusivity and confidentiality provisions of that certain Letter of Intent between the Debtor and the Buyer dated June 29, 2012 (the “Protective Provisions”). Beginning on the date of this Agreement, the Seller shall not, and will cause its Affiliates not to, waive affirmatively any right under any other nondisclosure agreement previously entered into by the Debtor and any other Person with respect to the evaluation of the sale of the Business or any of its material properties or assets without the prior written consent of the Buyer.

(b) From and after the Closing, the confidentiality obligations of the Buyer under the Protective Provisions will terminate with respect to all Confidential Information. From and after the Closing, the Seller will, and will cause each of its Affiliates and its and their respective directors, officers, stockholders, employees, agents, consultants and other advisors and representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information.

(c) Except as contemplated by Section 8.4, the Buyer and the Seller shall not, and the Buyer and the Seller shall cause their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement; and (iii) as permitted in accordance with Section 8.3(d) of this Agreement. Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 8.3(c) and will be responsible for any breach or violation of such obligations by its Restricted Persons.

(d) Except as contemplated by Section 8.4, if a party or any of its respective Restricted Persons become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (i) give the other party immediate written notice of such requirement, (ii) consult with and assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure and (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed. Subject to the previous sentence, the disclosing party or such Restricted Persons may make only such disclosure that, in the opinion of its counsel, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material penalty.

Section 8.4 Public Announcements. Notwithstanding anything to the contrary in the foregoing, for purposes of securities law compliance, each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that each party reserves the right, without the other party’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities laws or securities listing standards (in which case the disclosing party agrees to use reasonable efforts to advise the other party prior to making such disclosure. Any other public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued at such time and in such manner as the Buyer determines after consultation with the Seller. The Buyer and the Seller will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Business will be informed of the transactions contemplated by this Agreement, and the Buyer has the right to be present for any such communication.

Section 8.5 Assistance in Proceedings. From and after the Closing, at the reasonable request of the Buyer and subject to customary confidentiality restrictions, the Seller shall and will cause its Affiliates to reasonably cooperate with the Buyer and its counsel in the contest or defense of, and make reasonably available its personnel and provide any testimony and reasonable access to its books and records, during normal business hours on at least three Business Days’ prior written notice; in connection with, any Proceeding involving or relating to (i) any of the transactions contemplated by this Agreement or (ii) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Business; provided that the Buyer shall reimburse the Seller and their Affiliates for all costs and expenses (including reasonable attorneys’ fees) incurred in connection therewith.

Section 8.12 Further Assurances.

(a) Subject to the other express provisions of this Agreement, the parties will, and will cause their respective Affiliates to, cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish, or cause to be furnished, upon reasonable request to each other and to their respective Affiliates such further information, (b) to execute and deliver, or cause to be executed and delivered, to each other and to their respective Affiliates such other documents and (c) to do, or cause to be done, such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

(b) In furtherance of the foregoing, from and after the Closing Date, and from time to time at the request of the other party, the Buyer shall, and shall cause its respective Affiliates to, and the Seller shall, and shall cause its Affiliates to, without further consideration, execute and deliver such instruments of transfer, conveyance, assignment and assumption, in addition to the Ancillary Agreements and take such other action as may reasonably be necessary to consummate the transactions contemplated in this Agreement and to register such transaction with any relevant Governmental Authorities.

(c) From and after the Closing Date, in the event that any Seller or any of its Affiliates owns or has any interest in any tangible assets which are used by (or reasonably expected to be used) and required for the Business, the parties will work together in good faith to transfer such tangible assets (or interests therein) as are used by (or reasonably expected to be used) and required for the Business to the Buyer in a manner consistent with the terms of this Agreement or take such other commercially reasonable action as is necessary to effect this Agreement.

Section 8.13 Reports Under Exchange Act; Registration Statement.

(a) With a view to making available to the Seller and its transferees the benefits of Rule 144 of the Securities Act (“Rule 144”) and any other rule or regulation of the SEC that may at any time permit the Seller and its transferees to sell the Buyer common stock received pursuant to the Buyer Warrant (“Buyer Warrant Stock”) to the public without registration, the Buyer shall:

(i) make and keep available adequate current public information, as those terms are understood and defined in Rule 144;

(ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act; and

(iii) furnish to the Seller or any of its transferees, so long as such holder owns any Buyer Warrant Stock, upon request (1) to the extent accurate, a written statement by the Buyer that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act; (2) a copy of the most recent annual or quarterly report of the Buyer and such other reports and documents filed with the SEC by the Buyer; and (3) such other information as may be reasonably requested in availing any Seller or its transferees of any rule or regulation of the SEC that permits the selling of any such securities without registration.

(b) Seller and its transferees shall have “piggyback” registration rights with respect to the Buyer Warrant Stock, under a registration rights agreement, the form of which shall be reasonably satisfactory to the Parties.

Section 8.14 AR Collections. After the Closing, the Buyer shall pay to the Seller any payments received by the Buyer from any of the Seller’s customers with outstanding accounts receivable as of the Closing as listed on Schedule 2.1(a). Such amounts shall be paid by the Buyer to Seller within five (5) Business Days of receipt of such amounts.

ARTICLE 9

INDEMNIFICATION

Section 9.1 Indemnification by the Seller. NOTWITHSTANDING ANY TO THE CONTRARY ANYWHERE IN THIS AGREEMENT OR IN AN ANCILLARY AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 9, THE SELLER SHALL HAVE NO LIABILITY TO THE BUYER FOR ANY INDEMNIFICATION OBLIGATION. Subject to this limitation and as expressly set forth in Section 9.6, the Seller will indemnify and hold harmless the Buyer and its Affiliates and their respective directors, officers, equity owners, employees, agents, consultants and other advisors and representatives (collectively, the “Buyer Indemnified Parties”) from and against, and will pay to the Buyer Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Buyer Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a) any inaccuracy in or breach of any representation or warranty of the Seller contained in this Agreement, the Disclosure Schedule, any Ancillary Agreement to which it is a party or in any certificate delivered by the Seller pursuant to this Agreement or any Ancillary Agreement;

(b) any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Seller contained in this Agreement, the Disclosure Schedule, any Ancillary Agreement or in any certificate delivered by the Seller pursuant to this Agreement or any Ancillary Agreement;

(c) any claims (other than claims identified on Section 3.13(a) of the Debtors Disclosure Schedule) that any of the Intellectual Property owned, used, practiced or otherwise commercially exploited by the Seller in connection with the Business as presently and currently proposed to be conducted constitutes an unauthorized use or misappropriation of any patent, copyright, trade secret or other similar right of any Person or violates any other right of any Person (including pursuant to any non-disclosure agreements or obligations to which the Seller or any of its present or former employees is a party);

(d) any Excluded Liability and any other Liability (whether or not disclosed in the Disclosure Schedule or otherwise disclosed to or known by the Buyer or any of its directors, officers, employees, agents, advisors or representatives), whether arising before or after the Closing, arising from or relating to the ownership or operation of the Business or the Purchased Assets before the Closing that is not an Assumed Liability;

(e) any inaccuracy in or breach of any certification, representation or warranty of Debtor set forth in the Officer Certificate;

(f) any liability or loss arising from the termination of this Agreement by either party (other than through the failure of Buyer to comply fully with its obligations under this Agreement); and

(g) any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) through (e) above.

For purposes of this Section 9.1, any inaccuracy in, or breach of any representation or warranty or other statement, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Seller or the Debtor, and the amount of any Losses associated therewith, will be determined without regard for any materiality, “Material Adverse Effect” or similar qualification.

Section 9.2 Indemnification by the Buyer. Subject to the limitations expressly set forth in Section 9.6, the Buyer will indemnify and hold harmless the Seller and its Affiliates and their respective directors, officers, equity owners, employees, agents, consultants and other advisors and representatives (collectively, the “Seller Indemnified Parties”) from and against, and will pay to the Seller Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Seller Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a) any inaccuracy in or breach of any representation or warranty of the Buyer contained in this Agreement, the Buyer Disclosure Schedule, any Ancillary Agreement or in any certificate, delivered by the Buyer pursuant to this Agreement or any Ancillary Agreement;

(b) any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Buyer contained in this Agreement, the Buyer Disclosure Schedule, any Ancillary Agreement or in any certificate, instrument or other document delivered by the Buyer pursuant to this Agreement or any Ancillary Agreement;

(c) any Assumed Liability and any other Liability arising from or relating to the ownership or operation of the Business or the Purchased Assets after the Closing that is not an Excluded Liability; and

(d) any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) through (d) above.

Section 9.3 Claim Procedure. A party that seeks indemnity under this Article 9 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(a) Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

(i) agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

(ii) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(b) If the Indemnifying Party fails to take either of the foregoing actions within 30 days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.

(c) If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within 30 days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 9.4.

(d) [omitted]

(e) Any indemnification of the Seller Indemnified Parties pursuant to this Article 9 will be effected by wire transfer of immediately available funds from the Buyer to an account designated by the Seller. Any indemnification of the Buyer Indemnified Parties pursuant to this Article 9 will be effected by wire transfer of immediately available funds from the Seller to an account designated by the Buyer.

(f) The foregoing indemnification payments and transfers will be made within five Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 9.3(b) if an Objection Notice has not been timely delivered in accordance with Section 9.3(a) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final Judgment of a court having jurisdiction over such proceeding as permitted by Section 10.11 (“Final Determination”) if an Objection Notice has been timely delivered in accordance with Section 9.3(b).

Section 9.4 Third Party Claims.

(a) Without limiting the general application of the other provisions of this Article 9, if another Person not a party to this Agreement alleges facts that, if true, would mean that a party has breached its representations and warranties in this Agreement, the party for whose benefit the representations and warranties are made will be entitled to indemnity for those allegations and demands and related Losses under and pursuant to this Article 9. If the Indemnified Party seeks indemnity under this Article 9 in respect of, arising out of or involving a claim or demand, whether or not involving a Proceeding, by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will include in the Claim Notice (i) notice of the commencement or threat of any Proceeding relating to such Third Party Claim within 30 days after the Indemnified Party has received written notice of the commencement or threat of the Third Party Claim and (ii) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has been materially prejudiced by the delay or other deficiency.

(b) Within 30 days after the Indemnified Party’s delivery of a Claim Notice under this Section 9.4, the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:

(i) acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with the Third Party Claim constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article 9 without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense; and

(ii) retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and pay all Losses that may arise under the Third Party Claim.

(c) However, if the Seller is the Indemnifying Party, in no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Third Party Claim (A) involving criminal liability, (B) in which any relief other than monetary damages is sought against the Indemnified Party or (C) in which the outcome of any Judgment or settlement in the matter could reasonably be expected to materially adversely affect the Indemnified Party’s Tax Liability or the ability of the Indemnified Party to conduct its business (collectively, clauses (A) – (C), the “Special Claims”). An Indemnifying Party will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(d) If the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with Section 9.4(b), the Indemnified Party will have the right to control the defense of the Third Party Claim. For avoidance of doubt, it is expressly understood that Seller has no obligation whatsoever to assume, control or otherwise defend a Third Party Claim. If the Indemnified Party controls the defense of the Third Party Claim, the Indemnifying Party agrees to pay to the Indemnified Party all reasonable attorneys’ fees and other costs and expenses of defending the Third Party Claim promptly upon the determination that the Indemnified Party is entitled to indemnification by the Indemnifying Party pursuant to this Agreement to be satisfied solely to the extent set forth in Section 9.6 below. To the extent that the Third Party Claim does not constitute a Special Claim, the party not controlling the defense (the “Noncontrolling Party”) may participate therein at its own expense. However, if the Indemnifying Party assumes control of such defense as permitted above and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement. The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not relate to a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.

(e) The Indemnifying Party will not agree to any settlement of, or consent to the entry of any Judgment (other than a Judgment of dismissal on the merits) arising from, any such Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or any Judgment and such settlement or Judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party will not agree to any settlement of, or the entry of any Judgment (other than a Judgment of dismissal on the merits) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(f) Notwithstanding the provisions of Section 10.11, the parties consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought by another Person against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to the Proceeding or the matters alleged therein. The parties agree that process may be served on them with respect to such a claim anywhere in the world.

Section 9.5 Survival.

(a) All representations and warranties contained in this Agreement, the Disclosure Schedule, the Buyer Disclosure Schedule, any Ancillary Agreement or in any certificate delivered pursuant to this Agreement will survive the Closing until the second anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.3 (No Conflict), 3.13 (Intellectual Property) and 3.8 (Brokers or Finders) of this Agreement and in any representation or warranty made in the Officer Certificate will survive the Closing until the fifth anniversary of the Closing Date.

(b) All claims for indemnification under this Article 9 must be asserted prior to the expiration of the applicable survival period set forth in Section 9.5(a); provided, however, that if an Indemnified Party delivers to an Indemnifying Party, before expiration of the applicable survival period of a representation or warranty as set forth in Section 9.5(a), either a Claim Notice based upon a breach of any such representation or warranty, or a notice that, as a result of a claim or demand made by a Person not a party to this Agreement, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty will survive until, but only for purposes of, the resolution of the matter covered by such notice. If the claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.

Section 9.6 Limitations on Liability.

(a) Neither the Seller nor the Buyer is liable under this Article 9 unless and until the aggregate Losses for which they, respectively, would otherwise be liable under this Agreement exceed $50,000 (at which point the Seller or the Buyer, as applicable, is liable for the aggregate Losses and not just amounts in excess of that sum); provided, however, that (subject to Section 9.6(b)) the maximum aggregate amount of all Losses for which the Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to this Article 9 shall not exceed Six Hundred Thousand ($600,000.00) Dollars (“Indemnification Cap”); provided, that the Indemnification Cap shall be reduced by 25% at the end of each calendar year starting on the second anniversary of the Closing Date, unless there are outstanding claims for indemnification which would exceed the original Indemnification Cap, in which case the Indemnification Cap will not be reduced so long as such claims remain outstanding.

(b) Nothing in this Agreement will limit the Liability of a party to the other party for fraud or willful misconduct by such party.

(c) In no event will any party which is a signatory to this Agreement be liable under this Agreement to any other party or other Person for special, incidental, punitive or consequential damages (including lost profits) in connection with any claims, losses, damages or injuries arising out of the conduct of such party pursuant to this Agreement regardless of whether the nonperforming party was advised of the possibility of such damages or not. The exclusion of special, incidental, punitive or consequential damages as set forth in the preceding sentence will not apply to any such damages recovered by third parties against a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, in connection with Losses that may be indemnified under this Agreement.

(d) This Article 9 shall be the sole and exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties for monetary damages with respect to any and all claims relating to this Agreement, any Ancillary Agreement (other than the Retention Agreements) or the transactions contemplated by this Agreement or the Ancillary Agreements (other than the Retention Agreements).

Section 9.7 Exercise of Remedies by Buyer Indemnified Parties other than the Buyer. No Buyer Indemnified Party (other than the Buyer or any successor or assignee of the Buyer) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Buyer (or any successor or assignee of the Buyer) consents to the assertion of the indemnification claim or the exercise of such other remedy.

Section 9.8 [omitted].

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other party):

If to the Seller:

GF AcquisitionCo 2012, LLC

Attn: Scott Reed

555 Montgomery Street, Suite 650

San Francisco, CA 94111

Facsimile No.: (415) ___-____

with a copy (which will not constitute notice) to:

Randy Michelson

Michelson Law Group

220 Montgomery Street, Suite 2100

San Francisco, CA 94104

Facsimile No.: (415) 512-8601

If to the Buyer:

Bill Joll, President

ISC8, Inc.

3001 Red Hill Avenue

Suite B4-108

Costa Mesa, CA 92626

Attention: W. Eric Boyd, Esq.

                     General Counsel

Facsimile No.: ___________

with a copy (which will not constitute notice) to:

Arthur Dudley II

Butzel Long, a professional corporation

150 West Jefferson, Suite 100

Detroit, MI 48226

Facsimile No.: 313.225.7080

Section 10.2 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 10.3 Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by a party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by a party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 10.4 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, or either of them, written or oral, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 8.3.

Section 10.5 Assignment and Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective successors and assigns, except that the Seller may not assign any rights under this Agreement, whether by operation of law or otherwise, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld; provided that seller may assign the Buyer Warrant to SVB. No party may delegate any performance of its obligations under this Agreement, except that the Buyer may at any time delegate the performance of its obligations to any Affiliate of the Buyer so long as the Buyer remains fully responsible for the performance of the delegated obligation. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

Section 10.6 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 10.7 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Disclosure Schedule and the Buyer Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3, Article 4 and Article 6, as applicable. The disclosure in any section or paragraph of the Disclosure Schedule or the Buyer Disclosure Schedule qualifies other sections and paragraphs in this Agreement where such disclosure would be appropriate and the appropriateness of such disclosure to such other section(s) is reasonably apparent from a reading of such disclosure. The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself.

Section 10.8 Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorney. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 10.9 Governing Law. Unless any Exhibit or Schedule specifies a different choice of law, the internal laws of the State of California (without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 10.11 Jurisdiction and Service of Process. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of California, or, if it has or can acquire jurisdiction, in the United States District Courts in the state of California. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

Section 10.12 Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 10.13 Expenses. Except as otherwise provided in this Agreement, each party will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from any breach of this Agreement by another party.

Section 10.14 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of the other party. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 10.14.

Section 10.15 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

ISC8, Inc.

By:	/s/ Bill Joll
Bill Joll
Its:	President

GF AcquisitionCo 2012, LLC

By:	/s/ Scott Reed
Scott Reed
Its:	Member

[Signature Page Asset Purchase Agreement]